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                                                                     Exhibit 4.1



                               LABRANCHE & CO INC.
                              EQUITY INCENTIVE PLAN

                  1. PURPOSE. The purpose of the LaBranche & Co Inc. Equity Incentive Plan (the "Plan") is to establish a flexible vehicle through which LaBranche & Co Inc., a Delaware corporation (the "Company"), can offer equity-based compensation incentives to eligible personnel of the Company and its subsidiaries and affiliates (collectively, the "Firm") in order to attract, retain and motivate such personnel and to further align the interests of such personnel with those of the stockholders of the Company.

                  2. TYPES OF AWARDS. Awards under the Plan may be in the form of (a) options to purchase shares of the Company's common stock, $0.01 par value ("Common Stock"), including options intended to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and options which do not qualify as ISOs ("NQSOs"), (b) restricted shares of Common Stock, (c) restricted stock units tied to shares of Common Stock, and (d) other equity-based awards related to shares of Common Stock, including stock appreciation rights and dividend equivalents, which the Committee determines to be consistent with the purposes of the Plan.

                  3. ADMINISTRATION.

                     (a) COMMITTEE. The Plan shall be administered by the Board of Directors of the Company (the "Board") or a committee or subcommittee thereof (the "Committee") appointed by the Board. If a Committee is appointed, then, unless the Board determines otherwise, its members shall consist solely of individuals who qualify as "non-employee directors" under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as "outside directors" under Section 162(m) of the Code. If for any reason the Committee does not satisfy the "non-employee director" requirements of Rule 16b-3 or the "outside director" requirements of Section 162(m) of the Code, such non-compliance shall not affect the validity of the awards, interpretations or other actions of the Committee. Notwithstanding anything herein to the contrary, the Plan shall be administered solely by the Board with respect to grants made to non-employee directors of the Company. To the extent that the Plan is administered by the Board, the Board shall have all the authority and responsibility granted to the Committee herein.

                     (b) AUTHORITY OF COMMITTEE. Subject to the limitations of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to (i) select the persons to whom awards shall be made under the Plan, (ii) make awards to such persons and prescribe the terms and conditions of such awards, (iii) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, (iv) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) amend any outstanding award in any


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respect, including, without limitation, to accelerate the time or times at which the award becomes vested, unrestricted or may be exercised, (vii) carry out any responsibility or duty specifically reserved to the Committee under the Plan, and (viii) make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Plan. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent.

                     (c) INDEMNIFICATION. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Firm to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or wilful misconduct.

                  4. SHARE LIMITATIONS. Subject to adjustment pursuant to
Section 13 below, the maximum number of shares of Common Stock that may be issued under the Plan is 4,687,500. For this purpose, the following shares shall be deemed not to have been issued and shall be deemed to remain available for issuance: (a) shares covered by the unexercised portion of an option or stock appreciation right that terminates, expires or is canceled, (b) shares of restricted stock that are forfeited or repurchased in accordance with the terms of the award, (c) shares represented by restricted stock units or other-equity based awards that are forfeited, canceled or otherwise terminated, and (d) shares that are withheld in order to pay the purchase price for shares covered by any award or to satisfy the tax withholding obligations associated with any award under the Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock shall be issued under the Plan. The maximum number of shares of Common Stock with respect to which awards (including options and stock appreciation rights) may be granted under the Plan to any employee in any calendar year shall be 500,000 shares.

                  5. ELIGIBILITY. Awards under the Plan may be made to such officers, directors, employees (including prospective employees), consultants and other individuals who may perform services for the Firm, as the Committee may select. In making awards under the Plan, the Committee shall give consideration to the functions and responsibilities of a potential recipient, the potential recipient's previous and/or expected future contributions to the business of the Firm and such other factors as the Committee deems relevant under the circumstances.

                  6. STOCK OPTIONS. Subject to the provisions of the Plan, the Committee may grant options to eligible personnel upon such terms and conditions as the Committee deems appropriate. The terms and conditions of any option shall be evidenced by a written option agreement or other instrument approved for this purpose by the Committee.




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                     (a) EXERCISE PRICE. The exercise price per share of Common
Stock covered by an option granted under the Plan may not be less than the fair market value per share on the date of grant (or, in the case of an ISO granted to an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a "subsidiary" of the Company within the meaning of Section 424 of the Code, 110% of fair market value).

                     (b) OPTION TERM. No option granted under the Plan may be exercisable (if at all) more than ten years after the date the option is granted (or, in the case of an ISO granted to a ten percent stockholder described in Section 422 of the Code, five years).

                     (c) VESTING AND EXERCISE OF OPTIONS. The Committee may establish such vesting and other conditions and restrictions on the exercise of an option and/or upon the issuance of Common Stock in connection with the exercise of an option as it deems appropriate. Subject to satisfaction of applicable withholding requirements, once vested and exercisable, an option may be exercised by transmitting to the Company (i) a notice specifying the number of shares to be purchased and (ii) payment of the exercise price. The exercise price of an option may be paid in cash and/or such other form of payment as the Company may permit.

                     (d) RIGHTS AS A STOCKHOLDER. No shares of Common Stock shall be issued in respect of the exercise of an option until full payment of the exercise price and the applicable tax withholding obligation with respect to such exercise has been made or provided for. The holder of an option shall have no rights as a stockholder with respect to any shares covered by an option until the date such shares are issued. Except as otherwise provided herein, no adjustments shall be made for dividend distributions or other rights for which the record date is prior to the date such shares are issued.

                     (e) BUY OUT AND SETTLEMENT. The Committee, on behalf of the Company, may at any time offer to buy out any outstanding option on such terms and conditions as the Committee shall establish.

                  7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS. Subject to the provisions of the Plan, the Committee may award restricted shares of Common Stock and/or restricted stock units tied to shares of Common Stock to eligible personnel upon such terms and subject to such conditions and restrictions as the Committee deems appropriate. The terms and conditions of any restricted stock or restricted stock unit award shall be evidenced by a written agreement or other instrument approved for this purpose by the Committee.

                     (a) PURCHASE PRICE. The purchase price payable for shares of restricted stock and for shares issued pursuant to the settlement of a restricted stock unit may be as low as zero, provided, however, that to the extent required by applicable law, the purchase price per share shall be no less than the par value of a share of Common Stock.

                     (b) RESTRICTIONS AND VESTING. The Committee may establish such conditions and restrictions on the vesting of restricted stock and restricted stock units and



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on the issuance of shares of restricted stock as it deems appropriate, including, without limitation, conditions and restrictions based upon continued service, the attainment of specified performance goals and/or other factors and criteria deemed relevant for this purpose.

                     (c) RIGHTS AS A STOCKHOLDER. The holder of restricted stock units awarded under the Plan shall have only the rights of a general unsecured creditor of the Company and shall have no rights as a stockholder with respect to the shares of Common Stock referenced by such units until such shares are issued in the name of the holder following the satisfaction or expiration of the vesting and other conditions and restrictions applicable to such units. The recipient of restricted stock shall have the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the Committee may impose.

                     (d) STOCK CERTIFICATES FOR RESTRICTED STOCK. Unless the Committee elects otherwise, shares of restricted stock shall be evidenced by book entries on the Company's stock transfer records pending the expiration of restrictions thereon. If a stock certificate for shares of restricted stock is issued, it shall bear an appropriate legend to reflect the nature of the restrictions applicable to the shares represented by the certificate, and the Committee may require that any or all such stock certificates be held in custody by the Company until the applicable restrictions have lapsed. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for shares of restricted stock, including, without limitation, a requirement that the grantee deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.

                     (e) LAPSE OF RESTRICTIONS. If and when the vesting conditions and other restrictions applicable to a restricted stock or restricted stock unit award are satisfied or expire, a certificate for the shares covered or referenced by the award, to the extent vested and free of restrictions, shall be delivered to the holder. All legends shall be removed from said certificates at the time of delivery except as otherwise required by applicable law.

                  8. OTHER EQUITY-BASED AWARDS. The Committee may grant other types of equity-based awards, including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock and/or the grant of stock appreciation rights or dividend equivalents, in such amounts and subject to such terms and conditions as the Committee shall determine. Such awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of the applicable local laws or jurisdictions other than the United States.

                  9. TERMINATION OF EMPLOYMENT OR SERVICE. Unless otherwise determined by the Committee at grant or, if no rights of the recipient are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to awards held by a recipient at the time of his or her termination of employment or other service with the Firm:

                     (a) STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.



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                         (i) TERMINATION BY REASON OF DEATH. If a participant's
employment or service terminates by reason of his or her death, then any option or stock appreciation right held by the deceased participant shall thereupon become fully vested and may be exercised by the deceased participant's beneficiary at any time within one year from the date of death but in no event after expiration of the stated term and, to the extent not exercised within such time period, will be canceled.

                         (ii) TERMINATION BY REASON OF DISABILITY. If a
participant's employment or service is terminated by the Firm due to his or her Disability (as hereinafter defined), then any option or stock appreciation right held by the participant, to the extent exercisable on the date his or her employment or service terminates, may be exercised by the participant at any time within one year from the date his or her employment or service terminates but in no event after expiration of the stated term, and, to the extent not exercised within such time period, will be canceled. If the participant dies during such one-year period, then the deceased participant's beneficiary may exercise the option or stock appreciation right, to the extent exercisable by the deceased participant immediately prior to his or her death, for a period of one year following the date of death but in no event after expiration of the stated term. "Disability" means a participant's absence from employment for at least 180 days in any twelve month period as a result of his or her incapacity due to physical or mental illness, as determined by the Committee.

                         (iii) TERMINATION FOR CAUSE. If a participant's
employment or service is terminated by the Firm for Cause (as hereinafter defined) or if, at the time of a participant's termination, a ground for termination for Cause exists, then, notwithstanding anything to the contrary contained herein, any option or stock appreciation right held by the participant (whether or not otherwise vested) shall immediately terminate and cease to be exercisable. "Cause" means (A) in the case where there is no employment or consulting agreement between the participant and the Firm or where such an agreement exists but does not define "Cause" (or words of like import), a termination classified by the Firm as a termination due to the participant's dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of his or her duties, or (B) in the case where there is an employment or consulting agreement between the participant and the Firm, a termination that is or would be deemed for "cause" (or words of like import) under such agreement.

                         (iv) OTHER TERMINATION. If a participant's employment
or service terminates for any reason (other than death, Disability or Cause or at a time when Cause exists) or no reason, then any option or stock appreciation right held by the participant, to the extent not then exercisable, shall thereupon terminate. Any option or stock appreciation right held by the participant which is exercisable at the time of such termination of employment or service shall remain exercisable during the thirty-day period following such termination of employment or service or, if sooner, until the expiration of the stated term of the option or stock appreciation right and, to the extent not exercised within such period, shall thereupon terminate.




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                      (b) RESTRICTED STOCK, RESTRICTED STOCK UNITS AND
OTHER-EQUITY BASED AWARDS. Unless otherwise determined by the Committee, upon the termination of a recipient's employment or service for any reason (including, without limitation, death or Disability) or no reason, any shares of restricted stock, restricted stock units or other equity- based awards (other than stock options and stock appreciation rights covered by Section 9(a) hereof) which have not yet become fully vested shall be forfeited, and any certificate therefor or book entry with respect thereto or other evidence thereof shall be canceled.

                  10. FAIR MARKET VALUE. For purposes of the Plan, the fair market value of a share of Common Stock, as of any date, shall be determined in good faith by the Board in a uniform and consistent manner.

                  11. NON-TRANSFERABILITY. No stock option or stock appreciation right granted under the Plan shall be transferable by the recipient other than upon the recipient's death to a beneficiary designated by the recipient in a manner acceptable to the Committee, or, if no designated beneficiary shall survive the recipient, pursuant to the recipient's will or by the laws of descent and distribution. All stock options and stock appreciation rights shall be exercisable during the recipient's lifetime only by the recipient. Shares of restricted stock and restricted stock units may not be transferred prior to the date on which shares are issued or, if later, the date on which such shares have vested and are free of any applicable restriction imposed hereunder. Except as otherwise specifically provided by law or the provisions hereof or the applicable award agreement or instrument, no award received under the Plan may be transferred in any manner, and any attempt to transfer any such award shall be void, and no such award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that an NQSO is transferable in whole or part to such persons, under such circumstances, and subject to such conditions as the Committee may prescribe.

                  12. OTHER CONDITIONS. The Committee may impose such other conditions with respect to the grant of awards or the issuance of shares of Common Stock pursuant to the Plan, including, without limitation, conditions relating to the application of federal or state securities laws or exchange requirements as it deems necessary or advisable.

                  13. CAPITAL CHANGES; CHANGE IN CONTROL; MERGER.

                      (a) ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The aggregate number and class of shares for which awards may be granted under the Plan, the maximum number of shares that may be covered by individual awards in any year, the number and class of shares covered by each outstanding award and, if applicable, the exercise price per share shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.



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                      (b) CHANGE IN CONTROL. The Committee may provide in any
award agreement for the effect on the award of a "change in control" of the Company or any of its subsidiaries or affiliates (as such term is defined by the Committee in any such award agreement), including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding awards.

                      (c) MERGER; CONSOLIDATION. Unless otherwise provided in the applicable award agreement, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity ("Successor Entity") or any transaction in which another person or entity acquires all the issued and outstanding Common Stock, or all or substantially all the assets of the Company, outstanding awards may be assumed or an equivalent award may be substituted by the Successor Entity or a parent or subsidiary of the Successor Entity.

                      (d) FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such option shall cover only the number of full shares resulting from the adjustment.

                      (e) DETERMINATIONS FINAL. All adjustments under this
Section 13 shall be made by the Committee, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

                  14. TAX WITHHOLDING. As a condition to the exercise of any award or the delivery of any shares of Common Stock pursuant to any award or the lapse of restrictions on any award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Firm relating to an award, (a) the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the Plan or (b) the Firm shall be entitled to require that the grantee remit cash to the Firm (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, unless the applicable award agreement provides otherwise, at the discretion of the Committee, the grantee may satisfy the withholding obligation described under this Section 14 by electing to have the Company withhold shares of Common Stock (which withholding will be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

                  15. AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan, provided, however, that no such action may affect adversely the accrued rights of the holder of any outstanding award without the consent of the holder. Except as otherwise provided in Section 13, any amendment which would increase the number of shares of Common Stock for which awards may be granted under the Plan (in the aggregate or on an individual basis) or



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modify the class of individuals eligible to receive awards under the Plan shall be subject to the approval of the Company's stockholders. The Committee may amend the terms of any agreement or certificate made or issued hereunder at any time and from time to time, provided, however, that any amendment which would adversely affect the accrued rights of the holder may not be made without his or her consent.

                  16. NO RIGHTS CONFERRED. Nothing contained herein shall be deemed to give any individual any right to receive an award under the Plan or to be retained in the employ or service of the Firm.

                  17. DECISIONS AND DETERMINATIONS TO BE FINAL. All decisions and determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee shall be final, binding and conclusive.

                  18. GOVERNING LAW. All rights and obligations under the Plan and each award agreement or instrument shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

                  19. TERM OF THE PLAN. The Plan shall become effective on the date of its adoption by the Board. Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the date of its adoption by the Board. The rights of any person with respect to an award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the award (as then in effect or thereafter amended) and the Plan.



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